EXHIBIT 99.1

NEWS RELEASE


ELMER NAMED CHIEF ACCOUNTING OFFICER AT SYSCO CORPORATION

HOUSTON--(BUSINESS WIRE)--June 23, 2005--SYSCO Corporation (NYSE:SYY) announced today that G. Mitchell Elmer has been named chief accounting officer. Mr. Elmer, who will continue serving as vice president and controller, will assume his additional responsibilities effective July 3, 2005, the start of SYSCO's fiscal year 2006.

Mr. Elmer, 46, began his SYSCO career in 1989 as a staff auditor in operations review at the company's corporate office in Houston. In 1991 he transferred to SYSCO's Virginia subsidiary as director of finance and the following year he was named vice president of finance and administration. Mr. Elmer was appointed vice president of finance for SYSCO's Louisville, Kentucky operation in 1995, progressed to senior vice president of marketing, merchandising and finance at that company in 1997, and the following year he transferred to SYSCO's Denver operation as vice president of finance. In 2000 he returned to SYSCO's corporate office to serve in his current role.

Mr. Elmer is a certified public accountant and a 1981 graduate of the University of Texas, where he earned a bachelor of business administration degree. In 1998 he received his master of business administration degree from the University of Louisville. He and his wife, Lisa, have three sons and reside in Houston.

SYSCO, the largest foodservice marketing and distribution organization in North America, provides food and related products and services to approximately 400,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers, generating sales of $30.0 billion for calendar year 2004. SYSCO's operations, supported by approximately 46,000 associates, are located throughout the United States and Canada and include broadline foodservice distribution companies, specialty produce and custom-cut meat operations, Asian cuisine foodservice distributors, hotel supply operations and chain restaurant distribution subsidiaries. For more information about SYSCO visit the company's home page at www.sysco.com.


CONTACT: SYSCO Corporation, Houston
Toni R. Spigelmyer, 281-584-1458


SOURCE: SYSCO Corporation




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